Exhibit 10.1
EXCLUSIVE MARKETING AGREEMENT

THIS AGREEMENT (Agreement), made and entered into this     25th      day of    September, 2007   , (Effective Date) by and between Data Call Technologies, Inc., (Data Call), a Nevada corporation, with its principal place of business at 600 Kenrick, Suite B-12, Houston, TX., and Leightronix, Inc., (Marketer), a Michigan corporation, with its principal place of business at 2330 Jarco Drive, Holt, MI., and together (Parties).

PURPOSE OF AGREEMENT
Data Call and Marketer wish to enter into an Agreement in which Marketer will be given exclusive rights to provide Direct Lynk Messenger™ data feed for compensation to the Public, Education & Government broadcast industry.  In pursuit of this goal, the Parties agree to the following:

1.   MARKETER RELATIONSHIP & GRANT OF AUTHORITY

1.1
Independent Contractor.  Marketer is an independent contractor and not an employee, franchiser, partner or co-venturer of or with Data Call.  Marketer is solely responsible for its own business expenses, including, without limitation, all federal, state and local taxes as well as all payroll taxes for himself and his employees.

2.   IDENTIFICATION AND HANDLING OF EXCLUSIVE INDUSTRY

2.1
Except as restricted by this Agreement, effective as of the date of this Agreement, Marketer shall have exclusive rights to market, sell and distribute Data Call’s Direct Lynk Messenger™ data feeds in the Public, Education and Government (PEG) cable  industry as identified below:

a.
Public Access Television, Content services which are available through cable operators and television broadcast stations, which are available to the general public, usually at little or no cost, is content neutral, first-come, first-served, and serves a free speech ideology.  These programming outlets are typically funded by non-profit organizations, viewer contributions, and government municipalities through franchise fees.  By nature they provide an outlet  for a general populace to express ideas, concepts, and programming.  Advertisement funding generally is not utilized to fund any operations.

b.
Educational Access Television, Educational access is the institution set aside for fulfilling the needs of educational departments and organizations, commonly associated with the PEG Industry.  Educational access channels may be associated with a specific school, school district(s) or even private organizations that are contracted to operate the access stations for the educational entity.

c.
Government Access Television, Government access television is a resource of the city to address local municipal programming and informational needs.  Often the city or town may use the G channel to cable-cast city council meetings, election programming, local emergency announcements, and other events and/or programs valued by local Governments, and its associated Information Technology departments.

2.2
Authorization,  Except as restricted by this Agreement, effective as of the date of this Agreement, Marketer shall be authorized to sell, market, distribute and deliver Data Call Direct Lynk Messenger™ data feeds to the PEG industry, as outlined in Section 2.1 in this Agreement.  Moreover, Marketer shall reserve exclusive rights to sell and/or deliver said feeds.  Except as restricted by this Agreement, Marketer shall have the right to market and sell through his sub-dealers, sub distributors, third party sales agents, other resellers and/or re-marketers.

2.3
Relinquishment, Effective as of the date of this Agreement, Data Call agrees that all sales leads, sales, information calls, and processes, related to the delivery and sales of Direct Lynk Messenger™ data feeds, shall be directed to Marketer once it is ascertained, by Data Call, potential sale lead falls within the scope of exclusivity, as defined in Section 2.1 of this Agreement.

In occurrences where Data Call is approached by existing Data Call clients and/or customers, and these requests and/or purchases of service would, by definition, fall within the scope of this agreement, Data Call shall process and book the sale independent of the Marketer.  In these third party sales instances, and in consideration of this agreement, Marketer shall be commissioned and receive credit for these sales, against minimum requirements and in excess of minimum requirements as defined in Attachment A.  In consideration of Data Call handling the sale, and applying credit and commissions to Marketer, Data Call may charge a one time administration fee not to exceed $75.00.  Pricing and commissions shall be paid to Marketer as defined in Section A2.2 on Attachment A of this Agreement.

2.4	Covenants, Except as restricted by this Agreement, effective as of the date of this Agreement, Marketer acknowledges and agrees that in its capacity:

a.
Marketer has built business and independent relationships within the PEG industry for the sales, distribution, deployment, and support of various proprietary service products.  Further, Marketer acknowledges and agrees this Agreement will elicit additional contacts which may/will fall outside of these established relationships.  Marketer shall be bound to the same set pricing structures to all potential sales and/or sales prospects, irrespective of previous working relationships which may or may not be previously established by Marketer.

b.	Marketer shall have exclusive rights, as described in this Agreement, for the following areas:
1.	Lower 48 Contiguous United States
2.	Alaska and Hawaii

c.
Marketer shall have first right of refusal for marketing Data Call products to industries, companies, and/or entities which are not defined in Section 2.1and Section 2.2 of this agreement.   Marketer must receive prior written approval for all instances where Marketer markets Data Call products to industries, companies, and/or entities outside the scope of Section 2.1 of this agreement.  Parties agree to utilize, to the best of their abilities, an online database system to register and verify accounts which might be considered for inclusion to the first right of refusal. Marketer acknowledges and accepts that pricing, commissions, and/or credits for these sales will be inspected and formulated on a case-by-case basis.

3.    MARKETER RESPONSIBILITIES

3.1           Day-to-Day Management.  Marketer shall be responsible for the overall day-to-day management of Marketer issues.

3.2
Information Technology Management.  Marketer shall be responsible for the management of client account hardware, client account software, and client account delivery systems (i.e., Internet, Cable Broadcast, etc.), for all sales which are marketed directly by Marketer, to clientele which falls within scope defined as PEG in Section 2.1, but not in Section 2.3,  of this agreement.

3.3
Client Account/System Activation.  Marketer will activate all services via the Data Call website for information feeds for sales related to, and defined as PEG in Section 2.2, but not in Section 2.3 of this agreement.

3.4
Data Flow.  Marketer will pull and/or download, from Data Call servers, relevant rss, xml, xml grouped, xml ungrouped and ASCII code to Marketer’s servers/hardware for redistribution to clients/customers as defined in Section 3.2 of this agreement.

3.5
Client/Customer Management.  Marketer shall be responsible for the development and management of billing systems, and customer support systems for those clients/customers sold, which fall under classifications defined in Section 2.1, but not in Section 2.3, of this agreement.

3.6
Marketer Reporting.  Marketer shall report, via electronic submission, all monthly sales, which fall within classifications outlined in Section 2.1, but not in Section 2.3, of this agreement, no later than five (5) business days past the last day of that month.  If this day falls on a weekend or a business holiday, Marketer shall submit this report the first business day immediately following.

3.7	Account Auditing. Marketer agrees to periodic account audits by Data Call.

4.    DATA CALL RESPONSIBILITIES

4.1
Information Technology Management.  Data Call shall be solely responsible for the design, development, supply production and performance of its Data Call Direct Lynk MessengerTM service(s) and the protection of its patents, trademarks and trade names. Data Call shall be responsible for the management of client account hardware, client account software, and client account delivery systems (i.e., Internet, Cable Broadcast, etc.), for all sales which are marketed and/or sold to third party customers which falls within scope defined as PEG in Sections 2.1 and 2.3,  of this agreement.

4.2
Server Configurations.  Data Call shall acquire hardware, software, and internet bandwidth for the purpose of providing dedicated Direct Lynk MessengerTM service(s) to industries defined in this agreement.

4.3
Client Account/System Activation.  Data Call will activate all services via the Data Call website for information feeds for sales related to, and defined as PEG in Sections 2.1, and 2.4 of this agreement.

4.4
Client/Customer Management.  Data Call shall be responsible for the development and management of billing systems, and customer support systems for those clients/customers sold, which fall under classifications defined in Sections 2.1 and 2.3, of this agreement.

4.5
Data Call Reporting.  Data Call shall report, via electronic submission, all monthly sales, which fall within classifications outlined in Sections 2.1 and 2.3, of this agreement, no later than five (5) business days past the last day of that month.  If this day falls on a weekend or a business holiday, Marketer shall submit this report the first business day immediately following.

4.6	Price Adjustments. Data Call must pre-approve any increase or decrease of set price structure(s).

4.7
Support.  Data Call shall provide assistance to Marketer, or Marketer’s designee, on one-on-one calls, conference calls, and technical support calls, as it relates to the efficient operation of Data Call’s Direct Lynk MessengerTM service(s).

4.8	Training. Data Call shall provide training as needed to Marketer, and/or his Sales Representatives, on the use of Data Call’s Direct Lynk MessengerTM service(s).

5.    PRICING, GUARANTEES, PAYMENT & TAXES

5.1
Prices.  To initiate this agreement, Marketer agrees to pay the sum of $4,500,00 to Data Call on the effective date of this agreement.  Subsequent pricing to be paid by Marketer for products sold thereafter shall be the prices defined in Attachment A, attached hereto.

5.2
Guarantees.  In consideration of this exclusive Agreement, as defined in Section 2.2, Marketer agrees to honor and maintain minimum Data Call Direct Lynk MessengerTM subscription requirements, as defined in Attachment A, attached hereto.

5.3
Payment.  Marketer shall pay Data Call monthly, within 15 days of submitting Marketer’s monthly report, as defined in Section 3.6 of this Agreement, all proceeds for sales made pursuant to this Agreement, and according to price structures/commission structures defined in Attachment A.  Pursuant to this Agreement, Marketer shall guarantee minimum subscription requirements, as defined in Attachment A.

Data Call shall pay Marketer monthly, within 15 days of submitting Data Call’s report, as defined in Section 4.5 of this Agreement, all proceeds for third party sales made by Data Call pursuant to this Agreement, and according to price structures/commission structures defined in Attachment A, minus any and all applicable administrative fees, as defined in Section 2.3

5.4	Taxes. Both Parties agree to pay all applicable sales, value-added and other transactional taxes associated with their respective sale of products, as defined in this agreement.

6.    TERM AND TERMINATION

6.1
Term.   This Agreement shall commence on the Effective date, as defined in this Agreement.  The initial term of the Agreement shall be three years, at which time the Agreement will automatically renew for successive one year periods, until terminated as provided in Section 6.2, or by mutual consent.

6.2	Termination. This Agreement may be terminated prior to expiration of the initial or any renewal term by written notice to the other Party as follows:

a.	By Data Call, effective with 60 days written notice, in the event that Marketer breaches any of the terms of this Agreement.

b.
By Data Call, effective with 30 days written notice, if Marketer shall become the subject of any voluntary or involuntary bankruptcy, receivership or insolvency proceeding, shall make an assignment for the benefit of any creditor, or shall attempt to make any other assignment contrary to the provisions of this Agreement.

c.
By Data Call, effective with 60 days written notice, if in the opinion of Data Call, there has occurred any material change in the ownership, management, sales and marketing capability or financial condition of Marketer, which would adversely affect the spirit of this Agreement, and Marketer’s ability to satisfy the conditions of this Agreement.

d.
By Data Call, effective with 30 days written notice, if Marketer has engaged in deceptive, unethical or illegal trade practices in connection with the sale of Data Call Direct Lynk MessengerTM product.

e.	By Marketer, effective with 60 days written notice, in the event that Data Call breaches any of the terms of this Agreement.

f.
By Marketer, effective with 30 days written notice, if Data Call shall become the subject of any voluntary or involuntary bankruptcy, receivership or insolvency proceeding, make an assignment for the benefit of any creditor, or shall attempt to make any other assignment contrary to the provisions of this Agreement.

g.
By Marketer, effective with 60 days written notice, if in the opinion of Marketer, there has occurred any material change in the ownership, management, sales and marketing capability or financial condition of Data Call, which would adversely affect the spirit of this Agreement, and Data Call’s ability to satisfy the conditions of this Agreement.

h.
By Marketer, effective with 30 days written notice, if Data Call has engaged in deceptive, unethical or illegal trade practices in connection with the sale of Data Call Direct Lynk MessengerTM product.

I.	By mutual agreement, effective on mutually agreed upon date (Effective Date of Termination), from both Parties.

j.	By both Parties, effective with 90 days written notice, at the expiration of this Agreement, or the expiration of a subsequent renewal of this agreement.

6.3	Rights of Parties on Termination of the Agreement. The following provisions shall apply on termination of this Agreement:

               A           Mutually Agreed Termination.

1.
Marketer shall cease all sales activities relating to the Direct Lynk MessengerTM product, shall return to Data Call all sales and marketing related material supplied by Data Call and all Confidential Information which is then in Marketer’s possession or control. On the Effective Date of Termination,  Marketer shall discontinue presenting Marketer as a contracted partner of Data Call.

2.
Data Call shall cease all activities related to the production of Direct Lynk MessengerTM information feeds for Marketer.  Additionally, Data Call shall cease referring to Marketer as a contracted partner  of Data Call.

3.
Upon the mutually agreed termination, Data Call shall continue to provide the Direct Lynk MessengerTM to Marketer for accounts which Marketer has effective contracts, have been reported and paid to Data Call, previous to the Effective Date of Termination. Data Call shall provide these information feeds until the expiration of such Marketer-Customer agreements, for a period not to exceed twelve (12) calendar months from the Effective Date of Termination.

4.
In consideration of existing customer/client contracts/agreements which Marketer may have in effect at the date of termination, Marketer shall have the right and authorization to procure like or similar products and/or services required or necessary to service its customers/clients.  This may include contracting with entities which may or could be considered competitive to Data Call’s operations.  However, Marketer shall be prohibited, and agrees not to convey or deliver ANY Data Call proprietary information, market strategies, future product information, trademark/copyright  information, or any other confidential knowledge, Marketer may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Marketer shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Data Call.

5.
In consideration of Data Call’s commitment to Marketer for exclusive rights to the PEG industry, and the potential loss of business and/or revenue attached to termination of this Agreement, Data Call shall have the right and authorization to procure like or similar partners to Marketer, to deliver the  Direct Lynk MessengerTM product to the PEG industry.  Data Call, however, shall be prohibited to convey or deliver ANY Marketer proprietary information, marketing strategies, future product information, trademark/copyright information, or any other confidential knowledge, Data Call may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Data Call shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Marketer.

6.
a.     All indebtedness of Marketer to Data Call, notwithstanding prior terms of sale, shall become immediately due and payable.  Data Call shall be entitled to reimbursement of reasonable attorney’s’s fees that it may incur in collecting such indebtedness.  Data Call may offset and recoup any sums owed or to become owed to Data Call from Marketer against any sums owed by Data Call to Marketer.

b.
All indebtedness of Data Call to Marketer, notwithstanding prior terms of sale, shall become immediately due and payable.  Marketer shall be entitled to reimbursement of reasonable attorney’s fees that it may incur in collecting such indebtedness.  Marketer may offset and recoup any sums owed or to become owed to Marketer from Data Call against any sums owed by Marketer to Data Call.

7.
Upon termination and subsequent expiration of all subscriptions, respective customers/clients shall become the property of the originating Party which initially sold the subscription, pursuant to definitions in Section 2 of this Agreement.  Both Parties agree not to approach, engage, communicate, or attempt to sell services to the other Parties’ customers/clients for a period of two (2) years from the Effective Date of Termination.

B.           Termination Initiated By Data Call.

1.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections a through d, Marketer shall cease all sales activities relating to the Direct Lynk MessengerTM product, shall return to Data Call all Sales and marketing related material supplied by Data Call and all Confidential Information which is then in Marketer’s possession or control.  On the Effective Date of Termination, Marketer shall discontinue presenting Marketer as a contracted partner of Data Call

2.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections a through d, Data Call shall cease all activities related to the production of Direct Lynk MessengerTM information feeds for Marketer.  Additionally, Data Call shall cease referring to Marketer as a contracted partner of Data Call.

3.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections a through d, Data Call shall calculate monthly pro-rata refunds for all non-use subscriptions of Direct Lynk MessengerTM information feeds sold, by Marketer as defined in Sections 2.3 and 2.4.  Data Call shall then pay to Marketer, the balance of non-used monthly subscriptions, minus an 8 percent administrative fee, no more than thirty (30) days after the Effective Date of Termination.

4.	a.
All indebtedness of Marketer to Data Call, notwithstanding prior terms of sale, shall become immediately due and payable.  Data Call shall be entitled to reimbursement of reasonable attorney’s fees that it may incur in collecting such indebtedness.  Data Call may offset and recoup any sums owed or to become owed to Data Call from Marketer against any sums owed by Data Call to Marketer.

b.
All indebtedness of Data Call to Marketer, notwithstanding prior terms of sale, shall become immediately due and payable.  Marketer shall be entitled to reimbursement of reasonable attorney’s fees that it may incur in collecting such indebtedness.  Marketer may offset and recoup any sums owed or to become owed to Marketer from Data Call against any sums owed by Marketer to Data Call.

5.
Upon termination, respective customers/clients shall become the property of the originating Party which initially sold the subscription, pursuant to definitions in Section 2 of this Agreement.  Both Parties agree not to approach, engage, communicate, or attempt to sell services to the other Parties’ customers/clients for a period of two (2) years from the Effective Date of Termination.

6.
In consideration of existing customer/client contracts/agreements which Marketer may have in effect at the date of termination, Marketer shall have the right and authorization to procure like or similar products and/or services required or necessary to service its customers/clients.  This may include contracting with entities which may or could be considered competitive to Data Call’s operations.  However, Marketer shall be prohibited, and agrees not to convey or deliver ANY Data Call proprietary information, market strategies, future product information, trademark/copyright  information, or any other confidential knowledge, Marketer may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Marketer shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Data Call.

7.
In consideration of Data Call’s commitment to Marketer for exclusive rights to the PEG industry, and the potential loss of business and/or revenue attached to termination of this Agreement, Data Call shall have the right and authorization to procure like or similar partners to Marketer, to deliver the  Direct Lynk MessengerTM product to the PEG industry.  Data Call, however, shall be prohibited to convey or deliver ANY Marketer proprietary information, marketing strategies, future product information, trademark/copyright information, or any other confidential knowledge, Data Call may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Data Call shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Marketer.

           C.           Termination Initiated By Marketer.

1.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections e through g, Marketer shall cease all sales activities relating to the Direct Lynk MessengerTM product, shall return to Data Call all Sales and marketing related material supplied by Data Call and all Confidential Information which is then in Marketer’s possession or control.  On the Effective Date of Termination, Marketer shall discontinue presenting Marketer as a contracted partner of Data Call

2.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections e through g, Data Call shall cease all activities related to the production of Direct Lynk MessengerTM information feeds for Marketer.  Additionally, Data Call shall cease referring to Marketer as a contracted partner of Data Call.

3.
Pursuant to conditions, and Effective Dates of Termination, defined in Section 6.2, Sub-Sections e through g, Data Call shall calculate monthly pro-rata refunds for all non-use subscriptions of Direct Lynk MessengerTM information feeds sold, by Marketer as defined in Sections 2.3 and 2.4.  Data Call shall then pay to Marketer, the balance of non-used monthly subscriptions, no more than thirty (30) days after the Effective Date of Termination.

4.	a.
All indebtedness of Marketer to Data Call, notwithstanding prior terms of sale, shall become immediately due and payable.  Data Call shall be entitled to reimbursement of reasonable attorney’s fees that it may incur in collecting such indebtedness.  Data Call may offset and recoup any sums owed or to become owed to Data Call from Marketer against any sums owed by Data Call to Marketer.

b.
All indebtedness of Data Call to Marketer, notwithstanding prior terms of sale, shall become immediately due and payable.  Marketer shall be entitled to reimbursement of reasonable attorney’s fees that it may incur in collecting such indebtedness.  Marketer may offset and recoup any sums owed or to become owed to Marketer from Data Call against any sums owed by Marketer to Data Call.

5.
Upon termination, respective customers/clients shall become the property of the originating Party which initially sold the subscription, pursuant to definitions in Section 2 of this Agreement.  Both Parties agree not to approach, engage, communicate, or attempt to sell services to the other Parties’ customers/clients for a period of two (2) years from the Effective Date of Termination.

6.
In consideration of existing customer/client contracts/agreements which Marketer may have in effect at the date of termination, Marketer shall have the right and authorization to procure like or similar products and/or services required or necessary to service its customers/clients.  This may include contracting with entities which may or could be considered competitive to Data Call’s operations.  However, Marketer shall be prohibited, and agrees not to convey or deliver ANY Data Call proprietary information, market strategies, future product information, trademark/copyright  information, or any other confidential knowledge, Marketer may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Marketer shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Data Call.

7.
In consideration of Data Call’s commitment to Marketer for exclusive rights to the PEG industry, and the potential loss of business and/or revenue attached to termination of this Agreement, Data Call shall have the right and authorization to procure like or similar partners to Marketer, to deliver the  Direct Lynk MessengerTM product to the PEG industry.  Data Call, however, shall be prohibited to convey or deliver ANY Marketer proprietary information, marketing strategies, future product information, trademark/copyright information, or any other confidential knowledge, Data Call may have gained during the term of this Agreement, to ANY external entity, for a period of two (2) years from the effective date of the termination.  Additionally, Data Call shall be prohibited from using any proprietary knowledge obtained during the term of this Agreement to compete with, or assist other entities, in competing directly with Marketer.

7.    NON-COMPETITION

7.1
Non-Competition.   Parties acknowledge and agree that by entering into this Agreement, Parties will obtain significant competitive information that would give Parties an unfair competitive advantage against the other in their respective industry and business model.  Therefore, Parties agree NOT TO engage in the following, during the Effective dates or during the term of this Agreement:

a.
Data Call shall not engage, solicit, develop, or set up any similar partnerships or business relationships with any entity which delivers services, products and/or solutions, primarily designed to target markets commonly referred to as the PEG Industry.  With the exception of circumstances defined in Section 2 of this Agreement, Data Call shall direct any business, commonly referred to as the PEG industry, to Marketer for sales and processing.

b.
Data Call shall not formulate, develop, or effectively set up any associated or affiliated entity which is similar in nature to the business of Marketer, nor shall Data Call assist other entities in doing so.

c.
Marketer shall not engage, solicit, develop, or set up any similar partnerships or business relationships with any entity which delivers services, products and/or solutions similar to products offered by Data Call.  Marketer shall not enter into agreements with entities which are considered competitive to Data Call in the general business of delivering aggregated or non-aggregated informational feed sources.

d.
Marketer shall not formulate, develop, or effectively set up any associated or affiliated entity which is similar in nature to the business of Data Call, nor shall Marketer assist other entities in doing so.

f.
Data Call shall not directly assist any of its other dealers, partners or resellers, who may have cross-markets which may compete with Marketer, insomuch as aiding those dealers, partners or resellers with an unfair competitive advantage over Marketer.

g.
Marketer shall not directly assist any of its other dealers, partners or resellers, who may have cross-markets which may compete with Data Call, insomuch as aiding those dealers, partners or resellers with an unfair competitive advantage over Data Call.

h.
Except in instances where Parties have preexisting relationships with entities for business opportunities and purposes outside the scope of this exclusive PEG Agreement, both Parties agree not to act or serve as an owner, partner, shareholder, officer, employee, dealer, sub-dealer, licensee, consultant or formal or informal advisor of any person or entity who offers, provides, markets, procures or refers customers for any substantially similar product where such similar product is in direct competition with the products of the either Data Call or Marketer, respectively.  Both Parties shall have the right to engage new relationships with persons or entities to the extent of pursuing business opportunities and purposes, provided those opportunities and purposes fall outside the scope and intent of this Agreement

I.
During the term of this Agreement and for a period of two (2) years after termination of this Agreement, Both Parties agree NOT TO directly or indirectly request any customer whom they know or should know to be a customer of the other party, to curtail, cancel or otherwise limit such customer’s use of other party’s products, otherwise solicit, divert or attempt to solicit or divert any such customer to use any substantially similar product from any other company where such similar product is in direct competition with products of the other party.

7.2
Contract Interpretation.   To the extent a court of competent jurisdiction determines the provisions of Section 7.1 to be unenforceable as written, Marketer and Data Call authorize and request such court to reform such provisions construing and interpreting same broadly, to provide Data Call with the maximum permissible protections against Marketer competition.

8.    WARRANTY

8.1
Limited Warranty.   All products sold to Marketer hereunder shall be subject to Data Call’s standard limited warranty for the respective product (“Product Warranty”).  The Product Warranty shall be extended to end user purchasers of products from Data Call who purchase such products within twelve months of the date the products are provided to Marketer.  Provided it falls within the aforementioned time period, the warranty period for a product shall commence upon the date stated in the Product Warranty.  The limited warranty statement included in the Product Warranty is the exclusive statement of the controlling terms and conditions of the limited warranties on the products.  Nothing in this Agreement or any other written documentation or any oral communications with Marketer or other parties may alter the terms and conditions of the Product Warranty.  Data Call may, in its sole discretion, revise its limited warranties from time to time, however, no change in limited warranties will affect product orders already accepted by Data Call.  Marketer shall not offer or extend any warranty on the products other than the Product Warranty.  Marketer agrees to pass on to Marketer’s end-users only Data Call’s limited warranties and Marketer will be liable for any greater warranty that Marketer purportedly transfers to any end user.  Marketer will indemnify, defend and hold Data Call harmless for any damages or other costs (including reasonable and necessary attorney’s fees and/or litigation costs) that arise or in any way relate to Marketer’s failure to properly inform Marketer’s end-users of current limited warranties.

8.2
Disclaimer of Warranties.  DATA CALL MAKES NO EXPRESS OR IMPLIED WARRANTIES FOR THE PRODUCTS EXCEPT AS INCLUDED IN THE PRODUCT WARRANTY (as discussed in Section 8.1).  COMPANY DOES NOT WARRANT THAT MARKETER’S ABILITY TO ACCESS DATA CALL’S WEB SITE WILL BE UNINTERRUPTED OR ERROR FREE.  NO WARRANTY OR ASSURANCE, EXPRESS, IMPLIED, OR STATUTORY, IS MADE OR GIVE BY COMPANY WITH RESPECT TO ITS SERVICES HEREUNDER, THE WEB SITE OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION (AND DATA CALL SPECIFICALLY AND EXPRESSLY DISCLAIMS) ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.    CONFIDENTIALITY AND PROPRIETARY RIGHTS

9.1
Definition of Confidential Information.  “Confidential Information” means any information or data disclosed by, either Party to the other Party, in contemplation of this Agreement, including but not limited to, data, know-how, algorithms, computer programs, processes, improvements, designs, devices, systems, test results, sketches, photographs, plans, drawings, product concepts, specifications, reports, laboratory notebooks, business and financial plans, strategies, budgets, vendor, customer and distributor names, addresses or related data, pricing information, production or manufacturing information, product sales information or forecasts, inventions, ideas, and which if in tangible form or other media that can be converted to readable form is clearly marked a proprietary, confidential or private when disclosed, or if oral or visual, is promptly identified in writing as proprietary, confidential or private.  If either Party inadvertently fails to mark or identify as proprietary, confidential or private information for which it desires confidential treatment, it shall so inform the other Party.  The other Party  thereupon shall return the unmarked information, and shall substitute properly marked information.  In addition, if either Party, at the time of disclosure, inadvertently fails to identify as proprietary, confidential or private oral or visual information for which it desires confidential treatment, it shall so inform the other Party and advise and obligations hereunder shall commence upon such notice.

9.2
Exempted Confidential Information.  Any written consent to disclose Confidential Information (“Exempted Confidential Information”) shall be strictly construed in its scope and interpretation against disclosure of Confidential Information and shall be strictly construed in its scope to limit the amount of information which constitutes Exempted Confidential Information.

9.3
Use.  Both Parties agree to use the Confidential Information for only the purpose of this Agreement and subject to the disclosure limitations set forth herein.  No patent, copyright, trademark, service mark or other proprietary right is implied, licensed, granted or otherwise transferred by this Agreement.

9.4
Non-Disclosure.  Neither Party shall disclose, communicate or convey the Confidential Information, in whole or part, to any third party.  Both Parties shall restrict the disclosure of Confidential Information to employees with a need to know such Confidential Information for the furtherance of the purpose of this Agreement, and only after advising such employee(s) for their obligations hereunder to maintain the confidential and proprietary nature of the Confidential Information.  Both Parties shall protect the Confidential Information with at least the degree of care with which it protects its own confidential and proprietary information, but in no case with less than a reasonable degree of care.

9.5
Reproduction.  Confidential Information Shall be copied only as necessary for those employees entitled to receive it and Marketer shall ensure that any confidentiality notice affixed to the original are reproduced on any and all resulting copies.

9.6
Injunctive Relief.  Parties acknowledge and agree that an impending or existing violation of Sections 10 or 11 would cause the other Party irreparable injury for which they would have no adequate remedy at law and, therefore, Parties agree that the other Party shall be entitled to obtain immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

9.7
Exceptions to the Non-Disclosure and Non-Use Obligations. The non-disclosure and non-use obligations imposed by this Agreement shall not apply, or shall cease to apply, to any Confidential Information if or when, and to the extent that, Parties can establish that such Confidential Information:

a.	Was known by Parties, or its parents, subsidiaries or affiliates prior to the receipt of the same.

b.	Was, or becomes through no breach of either Party’s obligations hereunder, known to the public.

c.
Becomes known by Parties, or its parents, subsidiaries or affiliates from sources other than or under circumstances not involving any breach of any confidentiality obligation between such source and respective Party.

d.	Is or was independently developed by either Party or its parents, subsidiaries or affiliates without the use of other Party’s Confidential Information.

e.
Is required to be disclosed by law, statute, rule, regulation, Court order or other valid legal process, or order of any governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such law, statute, rule, regulation or order, and only if Party first notifies other Party of the pending disclosure and permits objections and/or seeks appropriate protections.

9.8
Return or Destruction of Confidential Information.  Confidential Information, including any permitted copies, shall be deemed the property of producing Party.  Parties shall, within twenty (20) days of (a) a written request by other Party or a written notice of termination of this Agreement, return all Confidential Information (or any designated portion thereof), including all copies thereof, to the other Party or, if so directed by Parties, destroy such Confidential Information.  Parties shall also, within ten (10) days of a written request, certify in writing that it has satisfied its obligations under this Section.

9.9	No Warranties on Confidential Information. Neither Party warrants or guarantees the accuracy of any Confidential information.

9.10
Civil Legal Actions.  Disputes shall be resolved by binding arbitration between the Parties.  Arbitration is the referral of a dispute to one or more impartial persons for a final and binding determination and is designed for a quick, practical, and inexpensive resolution of claims.  The arbitration between Marketer and Data Call will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and, to the extent not inconsistent with such rules, the Federal Arbitration Act, subject to the following modifications:

a.	The arbitration shall be conducted before a single arbitrator who shall be experienced in the resolution of commercial disputes.

b.	The site of the arbitration shall be the city, county and state which Data Call is located.

c.	The substantive law which shall govern the interpretation of this agreement and the resolution of any Dispute will be the law of the state where Data Call is located.

d.	The arbitration shall not include any party other than the Data Call and Marketer and shall not be joined or consolidated with any other arbitration.

e.
In determining the appropriate relief to be awarded, the arbitrator shall not have jurisdiction to award consequential or punitive damages to any party in the arbitration or either party its costs, expert witness or attorney's fees; provided that, if either restriction on jurisdiction conflicts with the substantive law applicable to the arbitration, the substantive law with respect to such restriction shall control.  If attorney's fees are awardable under the substantive law pertaining to the arbitration, then the prevailing party shall be entitled to recover its reasonable attorney's fees.  The maximum amount of such fees shall not exceed the ratio of the recovery actually awarded the prevailing party to the total recovery sought by the prevailing party.  (i.e., If a party is awarded one-half of the recovery it sought, then the maximum amount of attorney's fees to which it would be entitled would be one half of its actual fees).

f.
The prevailing party in any of the following matters (without regard to Sub-Section e) shall be entitled to recover its reasonable attorney's fees incurred in connection with such matters; any motion which any party is required to make in the courts to compel arbitration of dispute; any appeal of an arbitration award, whether to the arbitrator or the courts, for the purpose of vacating, modifying, or correcting the award.

Limitation of Action.  All arbitration claims must be filed within 12 months after the date in which the incident giving rise to the dispute occurred; provided that, if the substantive law applicable to the arbitration prohibits the parties from agreeing to this limitation period, then the limitation period under the applicable substantive law shall control.  The failure of a party to file an arbitration claim within the applicable limitation period shall constitute a waiver by that party of its right to bring such a claim, and the arbitrator shall have no jurisdiction to hear any claim not filed within such period

10.    INTELLECTUAL PROPERTY

10.1
Trademarks and Trade Names.  All Products sold to Marketer shall not bear Data Call’s trademarks. If in the event a trademark, copyright and/or service mark (collectively, the “Marks”) inadvertently appears in feeds provided by Data Call, Marketer is authorized to conceal or alter any such Marks without Data Call’s prior written consent.  Marketer understands and acknowledges that all Marks used by Data Call, along with all copyright, trademark, service mark, trade secret, patent and all other intellectual property rights (including all rights of registration or renewal thereof and all causes of action related thereto) (collectively, the “Intellectual Property Rights”) associated therewith, are the property of Data Call.  Subject to the terms and conditions of this Agreement, Data Call grants Marketer a limited, exclusive, non-transferable, revocable license during the term of this Agreement to use and reproduce such Marks in advertisements and other promotional materials relating to the Products in accordance with such standards for use of Marks (“Standards for Use of Marks”) as established by Data Call and posted on the Data Call corporate web site www.datacalltech.com.   All advertisements and other promotional materials using Data Call’s Marks that are prepared by Marketer shall include an appropriate notice indicating that such Marks are the property of Data Call. Marketer shall not use Data Call’s Marks or name as part of Marketer’s corporate or business name, provided that Marketer may identify itself as an authorized Marketer of Data Call. Marketer shall not register any of Data Call’s Marks or any mark or name closely resembling them. Any unauthorized use of the Marks, any use not in compliance with this Agreement or with the Standards for Use of Marks, or any action that, in Data Call’s sole discretion, constitutes infringement of the Marks by Marketer, shall constitute a breach of this Agreement.

10.2
Data Call Rights; Termination.  Marketer acknowledges that it has no rights in or to the Marks except as provided herein and shall not acquire any rights in the Marks or expectancy to their use as a result of any use of the Marks by Marketer, and that any good will arising out of any use of the Marks by, through or under Marketer shall inure solely to the benefit of Data Call.  Following termination of this Agreement, such license shall expire and Marketer shall immediately discontinue use of any Marks (and any other trademarks or service marks which Data Call deems to be confusingly similar thereto) and shall promptly destroy or, at Data Call’s option, forward to Data Call all advertising and promotional materials, displays, order forms, signage, and all other materials that contain any Marks.

10.3
Other Rights.  Marketer acknowledges that the Products involve valuable Intellectual Property Rights.  As between Data Call and Marketer, Data Call shall retain all right, title, and interest therein, and no title to or ownership of any Intellectual Property Right associated with the Products are transferred to Marketer under this Agreement.

11.    NOTICES

11.1
Notices.  Any written notice, demand or communication required to be given as defined in this Agreement shall be personally delivered, delivered by a nationally recognized overnight courier service, or delivered by certified U.S. Mail, return receipt requested.  Any such written notice shall be addressed to the following applicable address, and shall be effective on the date actually delivered:

If to Data Call	Data Call Technologies, Inc.
600 Kenrick, Suite B-12
Houston, Texas 77060

If to Marketer	Leightronix, Inc.
2330 Jarco Drive
Holt, Michigan 48842

12.    REPRESENTATION

12.1
Representation of Signatory Authority.  Each individual signatory hereto signs only in his/her capacity as an authorized representative of the respective Party indicated and not in his/her individual capacity, except that, each such individual does, in his/her individual capacity, represent and warrant that he/she is, in fact authorized to sign this Agreement on behalf of and to bind the respective Party on whose behalf he/she purports to act.

IN WITNESS WHEREOF, the Parties have caused these presents to be duly executed on the date define as Effective Date.

WITNESSES:

DATA CALL TECHNOLOGIES, INC. (Data Call)                           LEIGHTRONIX, INC. (Marketer)

(Signature of Authorized Representative)                                                    (Signature of Authorized Representative)
/S/ Jim Ammons                                                                                                                               /S/ David Leighton

(Printed Name)                                                                                                                                (Printed Name)
Jim Ammons                                                                                                              David Leighton

(Title)                                                                                                                                                 (Title)
President / CEO                                                                                                                                 President

(Dated)                                                                                                                                              (Dated)
September 25, 2007                                                                                                                           Septemebr 25, 2007

ATTACHMENT A

A1.    MINIMUM SUBSCRIPTION REQUIREMENTS
[Removed due to confidentiality]

A2.    PRICING STRUCTURES
[Removed due to confidentiality]